                                            Confidential Portions of this
                                            document have been omitted and filed
                                            separately with the Securities and
                                            Exchange Commission

R.R. Donnelley & Sons Co.
Terms of Agreement
                           R. R. DONNELLEY & SONS CO.

                               TERMS OF AGREEMENT

This agreement between R.R. Donnelley & Sons Company (hereinafter referred to as "Company") and Audio Book Club, Inc., (hereinafter referred to as "Client") sets forth in terms and conditions for the warehousing and distribution by the Company of materials from the Client.

DESCRIPTION

Subject to the provisions set forth herein, the Client will be obligated to utilize and the Company will be required to provide warehousing and distribution services as described herein. The Client will pay the Company for such services at the rates set forth in Exhibit B, adjusted over time as described herein.

TERM OF AGREEMENT

The term of this agreement will commence November 1, 1996, and end on October 31, 1998. Thereafter, this Agreement will continue for three-year increments. After six (6) months, from completion of Customer conversion from Dunmore, PA warehouse into Louisville, KY warehouse, Client may terminate this Agreement (a) upon giving the Company sixty (60) days prior written notice of its intent to do so and paying the Company $20,000; or (b) upon giving the Company ninety (90) days prior written notice of its intent to do so and paying the Company $10,000; or (c) upon giving the Company six (6) months prior written notice of its intent to do so. Company can also terminate this agreement upon giving the Client six
(6) months prior written notice of its intent to do so. Price increase to be discussed sixty (60) days prior to the end of the agreement and to be agreed upon by both parties. If parties cannot agree on new price, Client can terminate this agreement. If parties cannot agree on price prior to the end of this agreement, Company agrees to perform work at the old price plus the percentage change in the Consumer Price Index from the fifteenth month preceding the date of adjustment to the third month preceding the date of adjustment for a period of at least one hundred-and-twenty (120) days after termination.

MATERIALS

Unless otherwise provided, the Company will supply the materials (cartons and other shipping containers, etc.) specified herein or their equivalents. It is understood and agreed that should the Company be unable to obtain such materials or their equivalents in necessary quantities, the parties will select mutually agreeable substitute materials. Should the use of such substitute materials or services increase or decrease the cost of performing work, the prices will be adjusted to fairly reflect any such increase or decrease in cost. Should there be extraordinary increases in the costs of cartons or shipping containers significantly beyond the CPI increase we reserve the right to adjust the pricing to fairly reflect the increase in cost to the Company after discussion with the Client. A "significant" increase would be considered an increase of 10% or greater in a 12 month period with the first period beginning with the date of the contract. The unavailability of materials will not be considered a breach of this Agreement unless due to negligence of Company. Should any volume or trade discounts be earned on materials or services, they will be retained by the Company. All scrap and by-products will become the Company's property.

MAILING

For any product, direct mail piece or similar item not associated with the day to day dealings that the Company performs for the Client, such as generating labels or shipping audio product. All address labels, mail sack labels, or magnetic media for the preparation thereof, will be furnished by the Client in compliance with the current specifications of the facility performing the mailing and the current U.S. Postal service rules and regulations. The mailing prices set forth herein are based on U.S. Postal Service regulations and procedures in effect as of the date hereof. If postal regulations or procedures change so as to affect the Company's cost of mailing, the prices herein will be revised to fairly reflect any increase or decrease in such costs. The costs of postage and permits will be paid by the Client, and the Client will be responsible, if necessary, for establishing an account at the U.S. Postal Office with funds sufficient to cover these costs. Nothing contained herein will require the Company to perform anything in violation of U.S. Postal laws, regulations, or procedures.

TRANSPORTATION

Unless the Client requests otherwise, the Company will arrange for shipment of the Client's products from the Company's facility. In such event, the Client will pay all transportation and/or postage charges, and the Company will be entitled to retain any brokerage commissions or other service charges earned by it or its wholly-owned subsidiaries.

TITLE

The Client warrants and represents that all property deposited or to be deposited with the Company is owned by the Client.

DISPUTES

Should any portion of an invoice become disputed, the Client agrees to pay the undisputed portion according to its terms and the Client will notify the Company promptly of the dispute. Both parties agree to use their best efforts to resolve the disputed portion of such invoice within thirty (30) days of learning of the dispute.

INTEREST AND COLLECTION COSTS

If Client fails to pay Company's invoices in accord with these terms, Client agrees to pay interest at the rate of one and one-half percent (1-1/2%) per month, or the lawful limit if less, on all amounts past due as well as all costs of collection including but not limited to reasonable attorneys' fees. Company's failure to bill for interest due shall not constitute a waiver of Company's right to charge interest. If you delay completion of manufacture beyond the period contemplated by the production schedule, or if partial shipment is made prior to the completion of the entire quantity, interim billing may be made.

CREDIT REVIEW

The above provisions may be reviewed by the Company, and should there be a substantial adverse change in the Client's credit standing or in the event that the Client does not comply with terms of these provisions, the Company will have the right to change terms of payment, and the Company's obligation to perform further work will be subject to reaching mutual agreement on revised terms.

LIEN ON PROPERTY

As security for payments of any sum due or to become due to the Company under the terms of this Agreement, the Company will have the right, if necessary, to retain possession of, and will have a lien on all property owned by the Client and in the Company's possession, and all work in process and undelivered work.

PRICE ADJUSTMENTS

The warehousing and distribution prices stated in this Agreement will be adjusted on (anniversary date) of each year (" the date of adjustment") during the term as follows: In (Anniversary month -1) of each year during the term of this Agreement, the Company will calculate the percentage of change in the Consumers Price Index ("the CPI") from the fifteenth month preceding the date of adjustment to the third month preceding the date of adjustment. Should this calculation show that there has been an increase in the CPI, then effective on the date of adjustment, each of the warehousing and distribution prices will be increased by the percentage of increase in the CPI. In such event, at the next date of adjustment at which the foregoing calculation indicates an increase in the CPI, the percentage of change in the CPI for the purpose of determining the price adjustment hereunder, if any, will be calculated from the CPI upon which the last adjustment of warehousing and distribution prices was based. Any sales, retailers occupation, service occupation, value added or use tax imposed on account of these transactions will be added as an extra charge.

GUARANTEE AND LIMITATION OF LIABILITY

The Company will perform the work in a good and workmanlike manner and in accordance with the requirements stated herein. In the event the work is defective or delayed due to the Company's fault (including negligence), the Company will not be liable for special or consequential damages, including, but not limited to, lost profits or business as such terms are used in the Uniform Commercial Code enacted in the State of Florida and without regard to whether this agreement would be a sale of goods or a sale of services under Florida law. Subject to this limitation, the Client will be entitled to any other rights and remedies available at law or in equity.

SERVICE LEVELS

Company agrees to fulfill orders in the manner described in Exhibit A. At time of physical inventory or end of annual certified cycle count, Company guarantees physical inventory variances to be no greater than one percent (1%) of the total number of Client's audio books in Company's possession. Company agrees to give Client written notice whenever the physical inventory variance exceeds this level. Company agrees to replace inventory which exceeds one percent (1%) at the purchase cost from the publisher to Client.

RESPONSIBILITY FOR SUBJECT MATTER

In furnishing the Company matter to reproduce or to have incorporated in the completed product, or completed books the Company stores or ships, the Client represents and warrants that none of such matter (either as furnished the Company by the Client or as altered by the Company at the Client's direction) infringes any copyright, is libelous, or otherwise violates the rights of or will cause damage or injury to other persons, and the Client agrees to indemnify and save the Company harmless from all losses, damages and expenses, including attorney's fees, which the Company may suffer as the result of any claim of such violation, damage or injury.

WORK STOPPAGES

The Company will not be liable for delays or non-performance of this agreement occasioned by strikes, fires, accidents, or by causes beyond its control including, but not limited to, the unavailability of materials, purchased services, utilities or fuel. In the event of a stoppage or delay resulting from any such cause, the Client at its option may immediately terminate the agreement or at the Client's election it will permit the Company to perform such parts of the work as it is capable of performing, and in the event the Client does not terminate this agreement but instead places any other part of the work elsewhere, the Company will be entitled to resume the same as promptly as practicable.

INSURANCE

The Company will carry at it's expense fire, sprinkler leakage and extended coverage insurance, subject to the usual exclusions, limitations, and conditions of such policies on the actual cash value of all our materials, work in process, and all production completed and not shipped, and on the actual cash value of all other materials furnished by Client, while in Company's care, custody and control. If Client's property is damaged as a result of an insured peril under the applicable insurance policy, then, at Company's option, it will either replace Client's damaged property or reimburse Client for the actual cash value of the damaged property. If Company elects to reimburse Client for the damaged property's actual cash value, the amount payable to Client shall be limited to the proceeds of such policy plus any related deductible, if any, applied to the claim for damage to your property. For film positives, audio cassettes, compact discs and other media Company's insurance coverage and Company liability shall be limited to the cost of blank film, blank audio cassettes, blank compact discs or blank other media and the cost of duplication from an original or other copy approved by the Client. Subject to this limitation, the Company agrees they will carry adequate insurance both in amount and coverage so that the Client will be reimbursed for its actual losses.

BANKRUPTCY

If either party shall be adjudicated a bankrupt, institute voluntary proceedings for bankruptcy or reorganization, make an assignment for the benefit of creditors, apply for or consent to the appointment of a receiver for it or its property, or admit in writing its inability to pay debts as they become due, the other party may terminate this Agreement by written notice. Any such termination shall not relieve either party from any accrued obligations hereunder.

CONFIDENTIAL DISCLOSURES

The parties agree that to accomplish the purposes of this agreement, it may be necessary for the parties to exchange certain information considered confidential and proprietary. In order to protect the confidential and proprietary nature of such information, the parties agree as follows:

a. Subject to the provisions of the following paragraph, the term "Confidential Information" means all information disclosed by either party in a tangible medium and clearly marked "Confidential", "Restricted", "Secret" or other similar term; and information disclosed orally by either party or observed by either party during a visit to the other s facility, clearly identified as confidential at the time of disclosure, and subsequently confirmed in writing as confidential. Notwithstanding the foregoing the list of Clients customers and information related to those customers (i.e. sales, returns, payments) will be considered to be Confidential Information without any marking. Company will provide monthly computerized information relating to the Client s customers and products. Additional reports, reports requiring customized format or reports involving information which is more than twelve (12) months old will be subject to mutual agreement on format and prices.

b. Confidential Information does not include information that (a) is or becomes available to the public through no breach of the Confidential Disclosures provisions of this Agreement, (b) is already known to the recipient at the time of disclosure, (c) is or becomes available to one party and the other agrees in writing is not confidential, or (d) is independently developed by personnel of the recipient that have no knowledge of information disclosed under the Confidential Disclosures provisions of this Agreement.

c. Each party agrees that it will (a) only use Confidential Information of the other for the purposes described in this Agreement, (b) not disclose Confidential Information to any employees who do not have a reasonable need for such information, (c) instruct all employees who have access to Confidential Information of the necessity to maintain the confidentiality of such information, and (d) use the same degree of care it would use with its own information of equal importance, but in no event less than reasonable care, not to disclose to any third party and Confidential Information of the disclosing party without the prior written consent of the disclosing party.

d. All Confidential Information in the form of record bearing media and all copies will be resumed to the disclosing party promptly upon its written request.

e. All rights that the disclosing party may have in Confidential Information, such as rights of patent, copyright, trade secret or similar intellectual property right, shall be retained exclusively by the disclosing party. Nothing in this Agreement shall be construed as granting any license, waiver or right to the recipient with respect to any Confidential Information disclosed under this Agreement.

f. The confidentiality obligations of this Agreement shall terminate with respect to each individual disclosure of Confidential Information on the third anniversary of the date of disclosure of such Confidential Information except for the list of Client s customers and information related to those customers (i.e. sales, returns, payments) which shall terminate on the tenth (10th) anniversary of the date of disclosure.

g. The Confidential Disclosures provisions of this Agreement shall govern all communications between the parties during the term of this Agreement.

h. The parties acknowledge that breaches of the Confidential Disclosures provisions of this Agreement may result in irreparable injury and that temporary and permanent injunctive relief shall be available along with any other remedies provided by law.

ASSIGNMENT

Both parties reserve the right to assign, transfer, set over or sell their rights in and to this Agreement without the consent of the other party to a successor to all or substantially all of its business or to an entity with which the party is merged or consolidated. Subject to the prior written consent of the other party, either party may assign, transfer, set over or sell their rights in and to this Agreement to an affiliate or a third party. In the event of such an assignment, the assignee shall be solely responsible for all obligations of the assigning party upon the assignee's written assumption of the obligations of the assignor. In addition, Company may assign its right to payment to any wholly owned subsidiary.

WAIVER

No waiver by either party hereto of any default by the other in the strict and literal performance of or compliance with any provision, condition, or requirement herein will be deemed to be a waiver of, or in any manner release such party from, strict compliance with any provision, condition or requirement in the future; nor will any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Except when otherwise expressly stated, no remedy expressly granted herein to either party in the event of a default by the other will be deemed to exclude any other remedy which would otherwise be available.

GOVERNING LAW

This Agreement shall be governed by the internal laws of the State of Florida.

EXHIBITS

This Agreement includes the following exhibits:

         Exhibit A - Description of Services
         Exhibit B - Prices Schedules

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, as of the date written above. The signature of both parties mean that all the terms and conditions on the preceding pages, and the attached pages, are incorporated herein and made part of this agreement.

Audio Book Club. Inc.                              R.R. Donnelley & Sons Company


By:                                                By:


Title:                                             Title:


Date:                                              Date:

                       EXHIBIT A - DESCRIPTION OF SERVICES

1) Company will pay National Fulfillment Services ("NFS") entire Client conversion fee as agreed for converting Audio Book Club to NFS.

2) Company agrees to credit Client the differential of the distribution and fulfillment costs associated with the picking and packing of product from warehouse in excess of Louisville, KY rates beginning November 1, 1996 until such date that Clients inventory is transferred to the Louisville, KY facility. During this period of time, the differential will be based upon the projected hand-pack to machine pack work-mix for Louisville, KY, outlined below. Louisville, KY rates are attached hereto and agreed upon by both Company and Client. All product shipped from the Louisville, KY facility will be manifested and co-mingled with other outgoing shipments to obtain the lowest possible postage rate.

3) Company agrees to machine pack all products to the extent that: 1) It is a machinable package, i.e. is within the capabilities of the machine. 2) That the order quantity per machine occurrence is a minimum of 500 units of like-size (same make-ready). Examples of #2 are: A. Five (5) orders of one hundred (100) pieces, five (5) different sku's that are all the same size would qualify for the five hundred (500) like-piece minimum because the five
    (5) orders can be run sequentially on the same machine makeready. B. One (1) order of five hundred (500) pieces all the same sku would qualify as machinable also.

    An item that would not qualify for machine pack rates is a one (1) sku order with three hundred and fifty (350) pieces. If the order cannot be ganged with a like-size (machine specifications) item, it will be cartoned by hand.

    As of 10/31/96, RRD hand packs seventy-two percent (72%) of A.B.C.'s orders, with the remaining twenty-eight percent (28%) being done by machine.

    Our commitment, when A.B.C.'s inventory is relocated to Louisville, will be as follows: at least seventy-five percent (75%) of the orders will be done, and billed at, machine/ semi-auto; and not more than twenty-five percent (25%) will be done, and billed at hand rates. Continual efforts will be made to improve upon this percentage breakdown so that a greater percentage of orders will be done machine/ semi-auto.

4) Company agrees not to use, in the Louisville, KY facility, metered postage strips on outgoing shipments that are 3rd class, special 4th, or BPM. 1st, APO, FPO, and 2nd class will still be metered. All mail classes will be electronically manifested through either the Accu-sort or Tandata manifest systems. Outbound packages must be in complete compliance with all U.S. Postal regulations to qualify for a specific mail class, i.e. BPM or special 4th, etc.

    Postage will be billed back to Audio Book Club through an R.R. Donnelley established postal permit account, or can be charged to Audio Book Club's own permit account providing sufficient funds are maintained to the account to not disrupt the flow of outbound mail.

5) NFS will print invoices for client and courier them to R.R. Donnelley, Dunmore PA, Distribution Center-Key warehouse for pick, pack, and ship until such time stock is transferred to the Louisville, KY facility. In Louisville, company will continue to receive preprinted enveloped invoice label bills until such time a local invoice printer/lettershop can be identified and qualified as a certified R.R. Donnelley business partner. Once these capabilities are available in Louisville, which shall not be later than 3/31/97, Company will receive electronic transmission of invoices from NFS and will print them locally. Orders/invoices need to be received no later than 2 p.m. EST, to be in compliance with the forty eight (48) hour service level agreement.

    Company will transmit a shipping confirmation file immediately to NFS confirming product was picked, packed, and shipped per service level agreement, within 48 hours of receipt of orders/invoices.

    SERVICE LEVEL: Forty eight (48) hour turnaround from time of order and invoice receipt to mailing. Overnight and priority requests received prior to 2 p.m. will be shipped out the same day they are received, whether received by telephone, fax, electronically, regular mail.

6) TRANSPORTATION. Company shall arrange and incur all costs associated with transporting Client's complete inventory from Haddon Craftsman- Key Warehouse to the Louisville, KY facility at such time that transfer occurs, to be no later than February 1, 1997.

7) SHIPPING PREPARATION AND ORDER ACCURACY. Company will carton, label address, and affix correct postage for each order. Manifest documentation and exact mailing/shipping costs will be captured and reported. The company guarantees that 99.5% will be shipped accurately, over a rolling 12-week period. An accurate shipment is defined as the correct product(s), cartoned as specified with the correct address placement and postage affixed.

8) RETURNS. Company will process returns and return salable units, as defined by Client to inventory. Damaged units will be sorted and separately held for Client to inspect prior to destruction or other disposition as prescribed by Client and Client's criteria. Returns include receiving the returned package from the customer, opening the carton, standard inspection of material as prescribed by Client, capturing the customer account number, product number of a "clean" return, restocking good merchandise, updating inventory files, refurbishing required to restock any product and any materials associated with repackaging or refurbishing. One hundred percent (100%) of clean returns will be processed within seventy two (72) hours and reported by electronic means to the data processing center.

    Whitemail returns, returns other than clean returns, will have all available information "cut-out" and forwarded to client or designated service bureau, such as NFS.

9) RECEIPT OF UNITS. Company will receive units and related materials from shippers, including unloading units, verifying receipts, placing units in easily accessible and retrievable storage, and forwarding receiving reports to Client daily. All units will be recorded into inventory and available for shipping within twenty-four (24) hours of receipt by Company.

10) INVENTORY STORAGE. Company will store all products and materials in a dry, easily accessible area and take all reasonable measures to protect all products and materials.

11) An annual physical inventory will be performed at Company's expense after one (1) year of activity. All subsequent physical inventories are at Client's expense and must be scheduled ninety (90) days in advance of inventory date.

    Cycle counting will be relied upon as the inventory control methodology and therefore annual physical inventories are not required after year one (1).

12) In the event of termination of this agreement, company agrees to fully cooperate in preparing the inventory for relocation. All preparation will be billed at full skid shipping prices as outlined in exhibit B.

                                    EXHIBIT B

                                                                      Table ST -
AU
                                                                      Effective
11/1/96

                    RR DONNELLEY 1996 STORAGE OF AUDIO BOOKS

         Standard size audio books, per pallet, per month*                $
       * Minimum storage charge, per month                                $

         The month in which items are delivered into the warehouse, either from our bindery or from outside sources, will be the beginning month used to calculate storage charges.

                                     BILLING

         An invoice will be issued monthly, listing title and the quantity of audio books in storage, aged by month and year.

         A monthly inventory of audio books in storage will also be issued. This monthly inventory will provide a detailed record of all audio books in storage by title, and will show the quantity shipped and received by title.

                                    EXHIBIT B

                                                               Table MM - AU
                                                               Effective 11/1/96


                    RR DONNELLEY 1996 DIRECT RESPONSE MAILING

         Includes: Sortation for 4th class mail.*
                   Affixing a sealed envelope to the carton.
                   Packing in unprinted suitable shipping container

         Machine Packing Per Carton Shipped


                                                Single     Additional Units
                Quantity per Mailing          Selection         in Ctn
               ----------------------        -----------  ------------------
Machine    100M        or       greater

Machine     50M        to        99,999

Machine     25M        to        49,999

Machine     1OM        to        24,999

Machine      5M        to         9,999

Machine      4M        to         4,999

Machine     500        to         3,999


         Semi-automated Packing Per Carton Shipped


                                                Single    Additional Units
                       Quantity per Mailing   Selection         in Ctn
                      ----------------------  ---------- ------------------
Machine/Semi Auto       20    to    1,999



      Hand Packing Per Carton Shipped

Hand Pack      Single Selection
Hand Pack      Dual Selection
Hand Pack      3-Book Selection
Hand Pack      4-Book Selection
Hand Pack      5-Book Selection
Hand Pack      Over 5 books add              for each audio book over 5

Additional for each insert placed in the carton on top of the audio book:

     * For 3rd Class mailing see additional sorting charges per Table PO-AU

                                    EXHIBIT B

                                                                   Table RM - AU
                                                                   Effective
                                                                   11/1/96

RR DONNELLEY 1996 RETURNS AND MISCELLANEOUS PRICES
---------------------------------------------------

1) Process returns - Includes removing audio book from carton, separating usable from unusable audio books, and resuming usable audio books to inventory, per audio book

         - Received in individual cartons - (includes uncartoning, inspection, and data entry of returns information)

2)  Affix a label onto the outside of the case, per audio book

         - Manual
         - Mechanical

3)  Packing audio books on pallets for a remainder sale or move,

         - per pallet
         - Pallet included in above

4) Transfer audio books - from one publisher's account to another, or transfer one publisher's internal account to another (i.e., sales or market region), per title, per transfer

5)  Receiving audio books, one title per pallet

         - Pallets not requiring re-piling, per audio book
         - Pallets requiring re-piling, per audio book
         - Additional if titles are mixed on a pallet, per audio book

6)  Destroying audio books

         - Without confirmation, per pallet                           plus applicable
                                                                      landfill charge

7) Pull full cartons from inventory, at client's request, per carton (does not include regular shipping)


                                    EXHIBIT B

                                                               Table PO - AU
                                                               Effective 11/1/96

                RR DONNELLEY 1996 - 3RD CLASS MAIL SORTING PRICES
               ---------------------------------------------------

                                                           Labels     Envelopes

1)   Received in random sequence

         a. Sort to 5 digits, for mailing of at least      $            $
            5,000 identical pieces per day

         b. Sort to 3 digits, for mailing of at least
            1,000-4,999 identical pieces per day

2)   Received in alphabetized State sequence

         a. Sort to 5 digits, for mailing of at least
            5,000 identical pieces per day

         b. Sort to 3 digits, for mailing of at least
            1,000-4,999 identical pieces per day

3)   Received in numerical Zip Code sequence

         a. Sort to 5 digits, for mailing of at least
            5,000 identical pieces per day

         b. Sort to 3 digits, for mailing of at least
            1,000-4,999 identical pieces per day

4) Receive pre-sorted labels and a suitable bag list, any quantity